Exhibit 4.17

EXECUTION VERSION

AMENDMENT NO. 1, dated and effective as of September 30, 2019 (this “Amendment”), is entered into by and among APH Finance 1, a Delaware limited liability company, as the issuer (the “Issuer”), APH Finance 2, LLC, a Delaware limited liability company and APH Finance 3, LLC, a Delaware limited liability company, as the guarantors (collectively, the “Guarantors” and, together with the Issuer, the “Obligors”) and U.S. Bank National Association, a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successor and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture (as defined below).

RECITALS

WHEREAS, the Obligors and the Trustee have entered into the Indenture, dated as of June 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer issued the 4.77% Series A Senior Secured Guaranteed Notes due 2039 referred to therein;

WHEREAS, the Obligors desire to amend the Indenture in certain respects, as hereinafter set forth;

WHEREAS, Section 8.1(b) of the Indenture permits Indenture to be amended in certain circumstances by the Obligors solely with the written consent of the Trustee; and

WHEREAS, the Indenture shall be amended in the manner set forth herein with the written consent of the Trustee.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
1.Amendments to the Indenture. The Indenture is hereby amended as follows:

(a)The definition of “Determination Date” set forth in Section 1.1 of the Indenture is hereby amended by deleting the text “fifth Business Day” in its entirety where it appears therein and replacing it with the text “fourth calendar day”.

(b)Section 10.2 of the Indenture is hereby amended by deleting the text “five Business Days” in its entirety where it appears therein and replacing it with the text “four calendar days”.

(c)Section 10.3(b) of the Indenture is hereby amended by deleting the text “five Business Days” in its entirety where it appears therein and replacing it with the text “four calendar days”.

(d)	Section 10.4(b) of the Indenture is hereby amended and restate in its entirety as follows: “(b) Payment Date Reports. Commencing with the first Payment Date following the
Closing Date, not later than four calendar days preceding each Payment Date, the Servicer on behalf of the Issuer shall compile, or cause to be compiled, a report (the “Payment Date Report”) and the Servicer shall then provide or make available such Payment Date Report by electronic mail to the Trustee and the Noteholders, provided that a Payment Date Report may be provided to

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any such party by posting such Payment Date Report on the Trustee’s website and providing access thereto to such parties. Each Payment Date Report shall be in the form of and contain the information set forth on Exhibit B-2 hereto.

2.Effectiveness. This Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the signatories hereto.
3.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture shall remain in full force and effect and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture other than as set forth herein. This Amendment may not be amended, supplemented or otherwise modified except in accordance with the terms of the Indenture.
4.Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
5.Counterparts. This Amendment may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
6.Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Obligors, or the validity or sufficiency of this Amendment, and the Trustee shall not be accountable or responsible therefor or with respect thereto nor shall the Trustee have any responsibility for the provisions thereof. In entering into this Amendment, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

APH FINANCE 1, LLC as Issuer

By: APH FUNDING 1, LLC, its sole member

By: /s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

APH FINANCE 2, LLC as Guarantor

By: APH FUNDING 2, LLC, its sole member

By: /s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

APH FINANCE 3, LLC as Guarantor

By: APH FUNDING 3, LLC, its sole member

By: /s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

Amendment No. 1 Indenture

U.S. Bank National Association, as Trustee

                        By: /s/ Kevin Blanchard
Name: Kevin Blanchard
Title: Assistant Vice President

Amendment No. 1 Indenture